EXHIBIT 5.1
DEWEY BALLANTINE LLP
1301 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10019-6092
TEL 212 259-8000 FAX 212 259-6333
August 13, 2007
Illumina, Inc.
9885 Town Centre Drive
San Diego, CA 92121
Ladies and Gentlemen:
We have acted as counsel for Illumina, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing, with the U.S. Securities and Exchange Commission (the “Commission”) by the Company, of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration, under the Securities Act, of the offer and sale, by certain security holders identified in the prospectus relating to the Registration Statement, of $400,000,000 aggregate principal amount of the Company’s 0.625% Convertible Senior Notes due 2014 (the “Notes”) and up to 9,161,160 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may potentially be issued upon conversion of the Notes, together with an additional indeterminate number of shares of Common Stock which may become issuable upon conversion of the Notes on account of stock splits, stock dividends, recapitalizations and similar events.
We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Indenture, dated as of February 16, 2007, between the Company and The Bank of New York (the “Indenture”), the Notes, the Corrected Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
Subject to the foregoing and to the other qualifications set forth herein, we are of the opinion that:
1.	The Notes are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability of the Company’s obligations under the Notes may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles, whether considered in a proceeding at law or in equity.
NEW YORK WASHINGTON, D.C. LOS ANGELES EAST PALO ALTO AUSTIN CHARLOTTE
LONDON WARSAW FRANKFURT MILAN ROME BEIJING

Illumina, Inc.
August 13, 2007

2.	The shares of Common Stock initially issuable upon conversion of the Notes have been validly authorized and reserved for issuance and, when issued and delivered upon conversion of the Notes in accordance with the Indenture and the Notes, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York, and in expressing the foregoing opinions, we are not passing upon the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States.
We consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus relating to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
Dewey Ballantine llp
NEW YORK WASHINGTON, D.C. LOS ANGELES EAST PALO ALTO AUSTIN CHARLOTTE
LONDON WARSAW FRANKFURT MILAN ROME BEIJING